                                                                    Exhibit 99.6


                         DISTRIBUTORSHIP AGREEMENT


This Agreement made this 19th day of October, 1994.


BETWEEN:    TASTY FRIES, INC.
            (hereinafter referred to as "TFRY")
            located at 11098 Biscayne Boulevard,
            Suite 403,
            Miami, Florida 33161

            with principal executive offices at:
            650 Sentry Parkway, Suite One,
            Blue Bell, Pennsylvania 19422

and

            MOYSES FERMAN REPRESENTACOES INTERNACIONAIS LTDA., a Brazilian limited company with principal offices at:
            Rua da Cevada, 93, Conj. 614
            21011 Rio de Janeiro, RJ, Brazil

            (hereinafter referred to as "Distributor"):


         WITNESSETH:

         WHEREAS, TFRY owns the rights to manufacture, distribute and sell a fully automated french fry vending machine;

         WHEREAS, TFRY is the owner of a distinctive type of marketing, preparation and vending machine sale of TFRY french fry food products; and;

         WHEREAS, TFRY has developed and adopted for its own use and for the use of its Distributors a unique system of TFRY product preparation and vending machine sale, consisting in part of the unique french fry vending machines, distinctive advertising, signs, food presentation and formula secret recipes (collectively the "Products"); and

         WHEREAS, in addition to valuable goodwill, TFRY owns the valuable trade name and design of TFRY in addition to various patents, trademarks, service marks, copyrights, tradenames, slogans, designs, insignia, emblems, symbols, package designs, logos and other proprietary identifying characteristics (collectively, the "TFRY Marks") used in relation to and in connection with the Products, and

         WHEREAS, DISTRIBUTOR wishes, upon the terms and conditions hereinafter set forth, to enter into the business of distributing TFRY Products on an exclusive basis in the Territory of BRAZIL and to benefit from the expertise and experience of TFRY



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in its field; and

         WHEREAS, TFRY is willing to permit Distributor to use TFRY Marks as aforesaid, together with the retail sale of TFRY French Fry Vending Machine and its products upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and promises herein expressed for other good and valuable consideration, receipt whereof is hereby acknowledged, do hereby agree as follows:


                                    ARTICLE I
                            DISTRIBUTORSHIP AGREEMENT

A. Subject to the provisions of this Agreement and the performance of its covenants and obligations, TFRY hereby grants Distributor an exclusive right and license to distribute all TFRY Products and to use the TFRY Marks in the retail sale thereof within the territorial boundaries set forth and more particularly described in Schedule "A" attached hereto and forming part of this Agreement (the "Territory") for a term of ten (10) years commencing on the "Effective Date". The "Effective Date" is defined as the date on which TFRY demonstrates its capacity to ship machines for use by consumers, other than demonstrator machines for use by the Distributor.

         The parties specifically acknowledge and agree that the restriction of operation to the Territory identified herein is an essential and indispensable term of this Agreement.

                   DISTRIBUTORS'S SPECIFIC TERRITORIAL RIGHTS

         1. The Distributor shall have the exclusive right in his Territory to sell the TFRY French Fry Vending Machine and TFRY's attendant Products to all users in the Territory.

         2. In the event that TFRY machines are sold by the parent company for use in the Distributor's Territory, the Distributor shall earn its full Distributors's profit. This provision is contingent upon his consent to supply and service these machines.

         3. The Distributor shall receive its full profit if machinery is sold to clients in his Territory for installation in areas outside of his Territory. Except that in the event the machinery is sold into another Distributor's Territory, the Distributor profit shall be seventy (70%) percent to the originating Distributor and thirty (30%) percent to the Territorial Distributor.

         4. The Distributor in his exclusive Territory will receive thirty percent (30%) of the full Distributor's profit in such event that there are installed in his Territory TFRY machines resulting from any other type of sale other than directly by Distributor. The



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Distributor, in order to earn the Distributor's profit, is obligated to supply and service these machines.

         5. TFRY and Distributor will continue good faith negotiations to allow for a three phase implementation in the Territory: 1) direct export of machines and potato to Brazil, as provided herein; 2) technology transfer (potato pellet dehydration) and fabrication of potato product in Brazil; and 3) machine parts export to Brazil for Brazilian assembly of same.

         6. Distributor shall have the right to adapt operating procedures to the conditions prevailing in the Territory, subject to approval by TFRY, including, but not limited to, coin operation mechanisms, use of tokens instead of coins or paper currency, electrical current and different methods of handling materials and components.

         7. Distributor shall have the right to assign the rights and delegate the duties herein to sub-distributors within the Territory. Distributor shall maintain at all times the duty to supervise the operations of all such sub-distributors.

                                   ARTICLE II
                               OBLIGATIONS OF TFRY

         TFRY agrees to assist Distributor in distributing Products by way of retail sale in the following manner:

A. TFRY will conduct, at no charge, certain sales and maintenance training programs in its headquarters training school which Distributor and one key employee may attend. All costs and expenses incurred by Distributor in traveling to or attending the training program shall be bome by Distributor.

B. TFRY agrees to provide to Distributor, as it is available from time to time, exchange of information relating to the Products and additional types of products as may be authorized by TFRY from time to time for sale pursuant to this Agreement, and which, when authorized, will also constitute "Products" for all purposes herein, at such times and in such detail as TFRY shall deem appropriate.


C. If TFRY provides credit or financing to Distributor, the TFRY may take a security interest in all TFRY products sold to Distributor, and Distributor shall take such actions and execute and deliver such documents as TFRY may request in order to perfect or protect such security interest.


                                   ARTICLE III
                            CONFIDENTIAL INFORMATION

A. The parties hereto covenant and agree that any Confidential Information disclosed to



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the Distributor relating directly or indirectly to the vending machines and their component parts of the ingredients, preparation or sale of any of the Products will remain the property of TFRY at all times and will, if disclosed in any tangible format, be returned to TFRY upon demand and, in any event, upon termination of this Agreement.

B. It is expressly understood and agreed by Distributor that the confidential Information described above constitutes highly confidential trade secrets and Distributor agrees that neither he nor any of his employees will reveal any of such Confidential Information being revealed or reproduced.


                                   ARTICLE IV
                 STANDARDS OF OPERATION AND SUPERVISION BY TFRY

A. Distributor agrees to conduct its business in a manner consistent with the standards set forth in this Agreement. It is expressly understood that these standards may change from time to time, and are in addition to and not in substitution for any standards set forth in this Agreement.

B. In order to preserve the value and goodwill of TFRY and related goodwill of other TFRY Distributors and to promote the purpose of this Agreement, the parties hereto agree as follows:

         1. Distributor will use and distribute the Products as herein contemplated strictly in accordance with the terms of this Agreement.

         2. Unless approved in writing by TFRY, Distributor will not develop, produce, sell, advertise for sale or give away any product which might reasonably compete with the Products and all food Products will be prepared in accordance with the specific formulas or utilizing the ingredients purchased from or specified by TFRY. It is expressly understood that the conditions and restrictions expressed herein are for the purposes of ensuring quality control, health and safety standards and uniformity of Products sold in conjunction with the TFRY Marks.

         3. TFRY may from time to time offer guidance to Distributor relative to retail prices for Products offered for retail sale that in TFRY judgment constitute good business practice.


         4. Distributor will use its best efforts to see to it that its customers maintain suitable signs (which signs shall be approved by TFRY) at, on or near the front of any premises within which its french fry vending machines are located, describing the premises having Products available for retail sale.

         Any translation from the English language or deviation from TFRY approved




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designs contained in such sign shall require the prior written approval of TFRY.

         5. It is the Distributor's responsibility to ensure that all food products sold by Distributor hereunder will be of the highest and safest quality, and the service relating to any such sale hereunder will comply with the instructions and standards provided by TFRY in preparing the food Products, or with any other further written requirements of TFRY as they are communicated to Distributor from time to time.

         6. It is the Distributor's responsibility to ensure that it will maintain all french fry vending machines by which its business is conducted in conformity with the high quality, style and cleanliness required of similar french fry vending machines now operated in connection with TFRY Marks and will be responsible that the operation of such machines by its customers be conducted in a clean, orderly, legal and respectable standard of business including, without limitation, cleaning and sanitation of the french fry vending machines, disposal of stale, spoiled or unmerchantable food Products, replacement of cooking oil at specified intervals, replacement or repair of display merchandise, replacement of outdated or obsolete machines (including its component parts), equipment and signs. Distributor shall see that its customers comply with all applicable ordinances, health and safety regulations, laws and statutes governing the operation of such premises and the sale of products, including all criminal and quasi-criminal laws and regulations.

         7. Distributor's exclusive remedy for any damage to or defect in any TFRY Product sold hereunder shall be limited to the repair or the replacement of the damaged article, as determined by TFRY at its sole discretion. In no event shall TFRY be liable for any incidental or consequential loss or damage, including but, not limited to, loss of profits or any other economic loss, suffered or incurred by Distributor as a result of or in connection with any defective or damaged product sold hereunder.

         8. TFRY warrants that title to all TFRY Products transferred hereunder will be free and clear of all liens, security interests or other claims, and that such products shall comply with the terms and conditions of the limited warranty certificate included with each TFRY Product and issued to original purchasers by TFRY.

C. TFRY or TFRY supervisory personnel shall have the right to enter upon any premises in which Distributor conducts its business at any reasonable time for the purposes of examining, conferring with Distributor's employees, inspecting and checking perishable and non-perishable food supplies, vending machines, and other equipment and in determining whether the distribution of Product is being conducted in accordance with the aforesaid standards and within the terms of this Agreement. In the event any such inspection indicates a deficiency or unsatisfactory condition or conditions, Distributor shall, within forty-eight
(48) hours and, if not capable of being corrected or repaired within such time, shall within such period of time commence such correction or repair and thereafter diligently pursue the same to completion. In the event of failure of



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Distributor to comply with the foregoing obligations to correct and repair,
TFRY, in addition to any other remedies conferred in this Agreement, shall have the right to forthwith make or cause to be made, such corrections or repairs, the expenses thereof, including board, lodging, wages and transportation of TFRY personnel, attorneys' fees and other living expenses, shall be paid by the Distributor immediately upon billing by TFRY. Nothing in this paragraph shall in any way limit TFRY other rights hereunder.


                                    ARTICLE V
                            COMMENCEMENT OF BUSINESS

A. Distributor agrees to obtain, prior to commencement of its distribution business, pursuant to this Agreement, all licenses, approvals, inspections, permits or any other certification which may be required by any competent public authority for the lawful operation of its business and to keep the same in good standing during the term hereof.

                                   ARTICLE VI
                     USE OF TFRY NAME, MARKS AND ADVERTISING

A. During the term of this Agreement, and any renewals hereof, Distributor shall advertise sale of the Products under the trade name of "Tasty Fries Hot French Fries" or one or more mutually agreed-upon non-English language substitutes within the Territory, and will diligently promote and make every reasonable effort to steadily increase sales of the Products by proper use of all advertising media.

B. No design, advertisement, sign or form of publicity, including form, color, number, location and size, shall be used by Distributor in connection with sale of the Products unless the same shall have been first submitted to TFRY and approved in writing. Upon notification from TFRY, Distributor will cause to be removed any objectionable advertising material and, if required, cause to be published any retraction in a form and manner consistent with that of the objectionable advertising materials. In the event said materials are not removed within seven (7) days after notice, TFRY or its authorized agents, may at any time, enter upon Distributor's premises, or elsewhere and remove any objectionable advertising material and may keep or destroy such materials without paying therefore and without being guilty of trespass or other civil or criminal wrong.

C. All printed materials, including, but not limited to, product carrying bags, product wrapping, cups, napkins, posters or other printed material used in connection with the distribution by retail sale of the Products shall bear TFRY Marks as suggested by TFRY, and such use will indicate that TFRY Marks are registered Marks.

D. Distributor shall act prudently and in conformity with all laws, regulations, ordinances, or other requirements which may affect the utilization of the TFRY to ensure that the Marks are not jeopardized, diminished or damaged in any manner and Distributor agrees to indemnify and save harmless TFRY for any damage or expense



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occasioned directly or indirectly by Distributor's improper use of said Marks.

E. Any contractual arrangement of any kind for advertising under the trade name "Tasty Fries Hot French Fries" or utilizing the TFRY Name, entered into by Distributor shall expressly provide for termination with no greater than then
(10) days written notice.

                                   ARTICLE VII
                                   TFRY MARKS

A. TFRY hereby grants to Distributor for the term of this Agreement the exclusive right and license to use the TFRY Marks within the Territory but only in connection with the distribution of TFRY Products which Distributor is permitted to sell hereunder and the extent and manner of use of the TFRY Marks shall be subject to TFRY approval and to the extent that such Marks can be used legally in the Territory.

B. Distributor shall be entitled to assign or sublicense his rights to use the TFRY Marks without the written consent and approval of TFRY.

C. Upon execution of this Agreement, Distributor shall cooperate with TFRY and shall do all things reasonably required in making whatever application, if any, as required by law in the Territory, to register the TFRY Marks and/or to register Distributor as a "Registered User" of the TFRY Marks and Distributor shall sign any document necessary for the purpose.

D. Distributor shall notify TFRY forthwith in writing of any counterfeiting or infringement of the TFRY Marks which may come to Distributor's attention. Should any such infringement or alleged infringement occur:

         1. The commencement, defense, and conduct of any such proceedings shall be initiated by Distributor. If requested by TFRY, Distributor will furnish all reasonable assistance to TFRY in such proceedings and agrees to share equally with TFRY in the costs of any such proceedings.

E. Distributor agrees not to use the words "TFRY" or any other work, design or device forming or forming any part of any of the TFRY Marks:

         1. During the term of this Agreement, otherwise than as herein authorized; or

         2. After termination of this Agreement, in any manner.

                                  ARTICLE VIII
                             UNIFORMITY OF PRODUCTS

A. The reputation and goodwill of TFRY products is based upon, and can be maintained and enhanced, only by the sale of consistently high quality Products to the


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satisfaction of customers who rely upon the uniformly high quality of such products. Distributor therefore agrees that all food Products offered for sale in the vending machines shall be, initially, purchased directly from TFRY. However, paper goods, packaging, cooking oil and other supplies and materials utilized in connection with the food products may be purchased by Distributor from any supplier in the Territory, with TFRY approval.

B. In order to establish uniformity of taste and quality of the Products, TFRY has developed and will continue to develop recipes and formulas of ingredients, which ingredients will be made available to Distributor. Such products will be purchased by Distributor at the prevailing prices from time to time, FOB Shipping Point as TFRY determines, and will be utilized by Distributor exclusively as specified by TFRY, unless products are not supplied by TFRY but are approved by TFRY and TFRY is compensated for its loss of profit on such product.

C. Distributor agrees that he will not offer any food product or utilize any equipment, signage, display cases or other items which may compete with the Products and which are not purchased from TFRY or any supplier that is not currently approved by TFRY.

                                   ARTICLE IX
                         FEES AND FINANCIAL OBLIGATIONS

A. In consideration of the right to distribute Products granted herein, Distributor agrees upon execution of this Agreement, to pay to TFRY, the sum of TWO HUNDRED FIFTY THOUSAND ($250,000.00), as consideration solely for the right to distribute Products. Such right shall be acquired, in full, upon the Effective Date of this Agreement, whereupon such fee shall be fully earned and non-refundable under any circumstances whatsoever and subject to the fee payment in Schedule "A".

B. It is expressly agreed between the parties that as consideration for the grant of distribution rights hereunder by TFRY to Distributor and as an express condition of such grant, that Distributor purchase from TFRY a minimum number of french fry vending machines upon the terms and conditions set forth on Schedule "A" attached hereto and forming a part of this Agreement.

C. Unless otherwise specified herein, all amounts stated herein or payments to be made to TFRY under this Agreement shall be in U.S. Dollars. Such payments shall be made in such manner as is specified from time to time by TFRY but may include, but without limiting the generality of the foregoing, bank wire transfer, or certified check delivered to TFRY accounts at such place as TFRY may from time to time designate.

D. During the term of this Agreement and any renewal thereof, Distributor agrees that all payments will be made in United States (U.S.) Dollars. TFRY products shall be quoted F.O.B. from any shipping point that TFRY may determine. Dealer shall pay the invoice according to terms set by TFRY. Distributor shall also pay any and all applicable




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sales, use, import duties, excise taxes, or any other taxes arising from the sale or transfer of TFRY Products. All shipments are at Distributors risk from the time of TFRY conveyance to Distributors shipper. Notwithstanding the forgoing, TFRY specifically reserves the right to act at any time in accordance with the provisions of the Uniform Commercial Code to protect its interests when necessary. Any claim of discrepancies in shipments made by Distributor shall be made in writing and sent to TFRY within ten (10) business days after receipt of the shipment.


                                    ARTICLE X
                                   DISTRIBUTOR

A. Distributor acknowledges that the TFRY Products are unique and distinctive and have been developed by TFRY at great effort, time and expense; that Distributor has regular and continuing access to valuable and confidential information, training and trade secrets regarding the Products; and that Distributor recognizes his obligation to fully develop his territory for sales of the Products and accordingly agrees as follows:

1. During the term of this Agreement and any renewal thereof, Distributor shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, except with the prior written consent of TFRY, engage in the sale of any french fries vending machine or supplies therefore, other than TFRY.

2. During the term of this Agreement, or upon expiration or termination of this Agreement, divulge any aspect of the Products whether expressly stated to be confidential or otherwise to any person.

3. Distributor shall at all times maintain an inventory of TFRY Products sufficient to satisfy the reasonably anticipated demands of customers located within the Territory. TFRY shall supply all of Distributors reasonable requirements of TFRY Products for distribution in the Territory, subject to available supplies. TFRY shall not be liable for any delay in shipment arising from or caused by any fire, flood, war, riot, civil disturbance, labor dispute, act of God, material shortage, government regulation or action, or any other cause beyond TFRY reasonable control.

4. During the term of this Agreement and any renewal thereof, Distributor shall maintain a sufficient inventory of parts to properly maintain, repair, and service TFRY Products. Distributor shall only use parts which meet the standards of quality established by TFRY from time to time. Distributor shall provide prompt and courteous service to all TFRY customers located within the Territory regardless of whether such customers purchased TFRY products from Distributor.

                                   ARTICLE XI
                              TRANSFER OF INTEREST



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This Agreement shall enure to the benefit of the successors and assigns of TFRY and may be so assigned at any time.

TFRY shall not unreasonably withhold its consent to any full transfer or assignment of this Agreement, which is subject to the restrictions of this Article, provided, however, that TFRY shall not be required to give its consent unless, in addition to the requirements of Article IV hereof, the following conditions are met prior to the date of the assignment:

         1. For any such proposed full transfer or assignment:

(a) Distributor shall not be in default under any provision of the terms of this Agreement or any other agreement ancillary to this Agreement, and shall have continuously distributed products for a period of not less than twelve (12) months;

(b) Distributor has executed a general release in a form prescribed by TFRY of any and all claims against TFRY;

(c) The proposed assignee executes such other documents as TFRY may require in order to assume all of the obligations of this Agreement, to the same extent, and with the same effect, as previously assumed by distributor;

(d) The proposed assignee executes such other documents as TFRY may require in order to assume all of the obligations of this Agreement, to the same extent, and with the same effect, as previously assumed by distributor;

(e) A transfer fee has been paid to TFRY in an amount equal to five percent (5%) of the aggregate cash or cash valued consideration paid by the assignee to assignor for the distribution rights, to defray its reasonable costs and expenses in connection with the transfer, including without limitation, the cost of legal and accounting fees, credit and investigation charges, evaluations, retraining and additional supervision. It is agreed that the original cost of the territory will be deducted.

C. Upon the death or permanent incapacity of a Distributor the following shall apply:

         1. TFRY shall have the right, within thirty (30) days of the date upon which TFRY is notified of such death or incapacity (if consistent with applicable local laws) to purchase the interest or any part thereof for cash at the appraised value, such purchase to be completed within sixty (60) days.


         2. If TFRY declines to elect to purchase the interest, within thirty
(30) days of the date upon which TFRY is notified of such death or incapacity, the interest may be transferred within a further sixty (60) days by sale to a third party meeting TFRY's then current criteria for new distributors, provided that the requirements of paragraph D of




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this Article are met. If a transfer to an approved transferee cannot be effected within a further one hundred and twenty (120) days, this Agreement shall terminate and automatically.

         3. No sale or transfer of the interest shall be approved by TFRY unless the incapacitated Distributor or personal representative has agreed to reimburse TFRY for the reasonable costs and expenses it has incurred or may incur in providing (at TFRY option) one or more interim Distributors to manage the business until a transfer of the interest is effected, if TFRY determines, in its discretion, that such supervision is necessary or desirable.

D. TFRY's consent to a transfer of any interest subject to the restrictions of this Article shall not constitute a waiver by TFRY of the right to distribute products granted herein, nor shall it be deemed a waiver of TFRY right to demand exact compliance with any of the terms of this Agreement by the assignee. The document effecting the transfer or assignment of any interest subject to the restrictions of this Article shall specifically provide that Distributor's obligations hereunder shall continue in full force and effect notwithstanding any such disposition.

E. If Distributor has received and desires to accept any bona fide offer to purchase his or its distribution rights hereunder, Distributor or such person shall notify TFRY in writing of the purchase price and terms of such offer, and TFRY shall have the right and option (subject to any limitations of applicable local laws exercisable within thirty (30) days after receipt of such written notification), to send written notice to Distributor or such persons that TFRY or its designee intends to purchase Distributor's interest on the same terms and conditions offered by the third party. Any material change in the terms of an offer prior to closing shall result in a new notification as in the case of the initial offer.

                                   ARTICLE XII
                                     DEFAULT

A. In addition to those events herein before stated to be events of default, it is agreed that the rights granted to Distributor pursuant to this Agreement may be terminated forthwith with notice upon the happening of any one or more of the following events, except that TFRY must be in compliance with the terms and conditions of this distribution agreement:

         1. If the Distributor fails to comply with any of the terms and conditions of this Distributorship Agreement and such failure to comply continues for a period of thirty (30) days after written notice thereof has been given to the Distributor.

         2. If the Distributor fails to comply with any of the terms and conditions of any other agreements entered into pursuant to or collateral to this Agreement.

         3. If the Distributor shall be adjudicated a bankrupt or become insolvent, or if a receiver or other person with like powers shall be appointed (whether temporary or permanent) to take charge of all or substantially all of the Distributor's assets, or if the Distributor shall make a general assignment for the benefit of creditors or a proposal under the Bankruptcy Act (or any similar or successor Act), or commence any proceedings to wind-up, liquidate, or dissolve the distributor's business.

         4. If any judgement or judgments in excess of ONE THOUSAND DOLLARS ($1,000.00) or any legal tax lien against the Distributor remains unsatisfied or unbonded of record in excess of thirty (30) days, or if the Distributor shall commit or suffer any default under any security instrument.

         5. Other than amounts to be paid to TFRY wherein the provisions of subsections (a) and (b) above respecting default shall apply, if the Distributor does not pay any other indebtedness incurred in connection with the operation of the business through which the products are maintained and sold and such indebtedness is not paid within seven (7) days of notice from TFRY.

         6. If the Distributor fails to continuously and actively operate its distributorship throughout the Territory.

         7. If the Distributor falsifies any statement or report furnished to TFRY or otherwise deliberately provides false information to TFRY; or if the Distributor is convicted of a felony or other crime or impairs the goodwill associated with TFRY Marks.

         8. If the Distributor commits acts of default for which notices of default have been served more than four times in any one calendar year during the term, notwithstanding that such defaults may have been cured.

         9. If the Distributor does not order and complete the purchase of the french fry vending machines it is required to purchase pursuant to the terms of this Agreement in the manner and at the times therein specified.

         10. If the Distributor does not complete the training course to be taken by the Distributor prior to distributing food product to the public to the satisfaction of TFRY.

         11. Distributor will pay all attorney's fees as between an attorney and his own client, accounting fees and court costs incurred by TFRY in the event of a violation by Distributor of this agreement.

         12. In case of a breach or a threatened breach of the terms of this Agreement by Distributor, TFRY shall, in addition to any other remedy it may have, and notwithstanding any other provision hereof, be entitled to an injunction restraining

Distributor from committing or continuing to commit any breach of this Agreement, without showing or proving any actual damage sustained by TFRY, which damage is hereby conclusively acknowledged.


                                  ARTICLE XIII
                        RIGHTS AND OBLIGATIONS OF PARTIES
                          ON TERMINATION OF EXPIRATION

A. Upon termination or expiration of this Agreement for any reason whatsoever, Distributor will immediately discontinue use of all trade names, trademarks, signs, forms of advertising, printed material and all other indicia of operation as an TFRY Distributor from its operations. In addition, Distributor will discontinue use of the TFRY color scheme. If the Distributor shall fail or omit to make or cause to be made such discontinuance within seven (7) days after termination or expiration of this Agreement, then TFRY, in addition to any other remedy it may have, shall have the right to enter upon premises and to make or cause to be made such removal of signs, trademarks, trade names and other indicia of operation subject to removal and such removal shall be conducted at the sole expense of Distributor (without being deemed guilty of trespass or any civil wrong) which expense the Distributor agrees to pay on demand.

B. TFRY may retain all fees paid pursuant hereto.

C. Any and all obligations. of TFRY to Distributor under this Agreement shall immediately cease and terminate.

D. In no event shall termination or expiration of this Agreement for any reason whatsoever affect Distributor's obligation to take or abstain from taking action in accordance with this Agreement.

E. It is understood by Distributor that rights in and to TFRY Marks and any part thereof or addition thereto and the use thereof shall be and remain the property of TFRY and Distributor shall confirm same in writing and shall further assign, transfer and convey to TFRY by such instrument in writing as may be requested, all additional rights which may be acquired, if any, by reason of the use of said name of Distributor.

F. TFRY shall have the option to purchase, at Distributor's cost less twenty-five (25) percent, all or any portion of inventory of any kind bearing the TFRY Marks, including, but not limited to, french fry vending machines, equipment, vehicles, and any other items Distributor may have in stock at the time of such termination or expiration.

G. Distributor shall cause immediate discontinuance of all advertising or other public display or publication of the words "Tasty Fries" and, in the event that such action is not taken by Distributor, Distributor hereby constitutes irrevocably TFRY as Distributor's attorney to carry out such acts at Distributor's sole expense.

H. Distributor will immediately pay any and all amounts owing to TFRY and its subsidiaries and affiliates.

I. Distributor shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, engage in the preparation or sale of any TFRY or other approved TFRY product, or have any employment or interest in a firm engaged in the preparation or sale of such products within the Territory or within thirty (30) miles of any other Distributor's exclusive or non-exclusive territory for a period of three (3) years following such termination. Distributor acknowledges and agrees that this restriction upon subsequent activities is necessary in view of the Confidential Information and expertise Distributor will acquire pursuant to the terms of the Agreement and will cause TFRY irreparable and-substantial damage in the event of breach of these provisions. The Distributor has the option to cancel this Agreement by giving notice of six (6) months without refund of payments for Distributorship already paid.


                                   ARTICLE XIV
                                    INSURANCE

A. Distributor agrees to place and keep in effect during the life of this Agreement, with an insurance company approved by TFRY, public liability insurance in amounts no less than One Million Dollars ($1,000,000.00), in case of damage or injury to one person, no less than One Million Dollars ($1,000,000.00), in case of damage or injury to more than one person, property damage insurance of One Million Dollars ($1,000,000.00) in case of damage or injury to one person (Proof of insurance coverage will be furnished to TFRY prior to the delivery of the first machine). This insurance requirement may be altered based on the feasibility of obtaining such insurance in Brazil at reasonable rates.

B. Distributor shall secure and maintain workers compensation and employer's liability insurance covering all of its employees.

C. It is specifically agreed that insurance coverage required to be kept in effect by the terms of this paragraph shall be subject to review by TFRY in order to ensure adequate insurance protection throughout the term of this Agreement. TFRY may, from time to time, and in its sole discretion, require Distributor upon thirty (30) days written notice to obtain additional insurance beyond the aforementioned requirements of this paragraph.

All insurance shall be in amounts and with carriers acceptable to TFRY, and shall be evidenced by certificates of insurance showing TFRY as a named insured and providing that coverage shall not be terminated or canceled without thirty
(30) days prior written notice to TFRY.


                                   ARTICLE XV

                           INDEMNIFICATION OF COMPANY

         Distributor agrees to protect, indemnify, and save TFRY, its affiliates, subsidiaries, partners, stockholders, directors, officers and employees of its partners harmless from any and all loss, damage, liability, expenses, attorney's fees and costs incurred by any of them because of any action, matter, thing, or conduct relating to Distributor and Distributor's business or its agents, servants, employees, customers and guest in, on, or connected with the storage, transport, installation, sale or servicing, preparation, and cooking of Products.

                                   ARTICLE XVI
                             APPEARANCE OF MACHINES

         Distributor shall see to it that all machines in the Distributor's Territory are in good repair, and shall refurbish, tidy, and maintain each TFRY french fry vending machine as necessary or as required by TFRY in order to ensure that at all times a first class, safe and reputable Product is provided to the public.

                                  ARTICLE XVII
                              RENEWAL OF AGREEMENT

         Unless terminated as herein otherwise provided, Distributor shall have the option, pursuant to such procedures as may be required by TFRY at the expiration of the initial term of this Agreement, to renew the license granted hereunder at each ten (10) year expiration date as long as all contractual conditions are met hereof by executing TFRY then-current form of Distributorship Agreement provided that:

         1. Distributor gives TFRY written notice of its election to renew not less than three (3) months nor more than nine (9) months prior to the expiration of the then current term and, Distributor executes a general release under seal, in a form prescribed by TFRY, of any and all claims against TFRY, its affiliates, stockholders, directors, officers and employees, and

         2. Distributor at the time of notice of election to renew and at the end of the then-current term is not in default of any of the terms or conditions of this Agreement or any other Agreement between Distributor and TFRY or its affiliates, and has substantially complied with the terms and conditions of all such agreements during the term of this Agreement, and

         3. All of Distributor's accrued monetary obligations to TFRY and its subsidiaries and affiliates have been satisfied prior to renewal, and timely met throughout the term of this Agreement.

         Upon renewal of this Agreement, no additional distributorship fee will be due.

However, it is specifically agreed that Distributor will, upon renewal, be charged by TFRY a sum which shall be equal to TFRY estimated costs incurred in connection with such renewal plus an administrative fee equal to fifteen (15%) percent of such costs. Furthermore, Distributor acknowledges the terms of the TFRY then current form of Distributorship Agreement.


                                      XVIII
                             RELATIONSHIP OF PARTIES

A. TFRY and Distributor are not and shall not be considered as joint venturers, partners, or agents of each other, or anything other than Manufacturer and Distributor and neither shall have the power to bind or obligate the other as set forth in this Agreement.

B. The parties further agree that their relationship created by this Agreement is not a Fiduciary relationship.

                                   ARTICLE XIX
                          DISTRIBUTOR'S RESPONSIBILITY

A. Distributor acknowledges that his success in the distribution of products contemplated to be undertaken by Distributor pursuant to this Agreement is speculative and depends primarily upon the ability of Distributor as an independent business organization. Distributor acknowledges that neither TFRY nor any other person has guaranteed or warranted that Distributor will succeed in the operation of this business venture.

B. Distributor further acknowledges that there have been no representations, promises, or guarantees of warranties of any kind made by TFRY or its agents or representatives to induce Distributor to execute this Agreement, except as specifically set forth in this Agreement and further that Distributor has received all information which he has requested concerning the business operation of TFRY which, in the opinion of Distributor, is necessary to decide whether to enter into this Agreement.

C. Distributor further acknowledges that independent legal advice had been sought in the preparation of this Agreement.

D. Distributor further acknowledges that nothing contained within this Agreement shall be construed or interpreted as creating an employer/employee, agency, joint venture, or any other such relationship between the parties, and the only relationship created hereunder is that of independent contractor. Distributor shall not have the authority, and shall not represent itself as having the authority, to bind or to obligate TFRY in any manner.

E. Distributor further acknowledges that the Distributor warrants and represents that it is duly organized under the laws of the jurisdiction in which it will do business and the person executing the agreement has the authority to execute this Agreement.


                                   ARTICLE XX
                                     NOTICES

A. All notices to TFRY required by the terms of this Agreement shall be sent by registered mail, addressed to TFRY at its office at:

11098 Biscayne Boulevard
Suite #403
Miami, Florida 33161

and

650 Sentry Parkway, Suite One
Blue Bell, PA 19422

(or such other address as TFRY shall designate in writing) or by telefax, telecopy or other electronic means of communication to such address.

B. All notices to Distributor required by the terms of this Agreement shall be personally delivered to or sent by registered mail, addressed to the Distributor at:

Rua da Cevada, 93, Conj. 614
21011 Rio de Janeiro, RJ, Brazil

and

Garry Nelson, attorney at law
801 Brickell Avenue, 9th Floor
Miami, Florida 33131

(or such other address as Distributor shall designate in writing) or by telefax, telecopy or other electronic means of communication to such address.

C. All notices to either party required by the terms of the Agreement shall be deemed to have been received:

         (i) in the case of hand delivery or telefax, telecopy or other electronic communication, upon actual receipt thereof (and not the date of receipt of confirming mail); and

         (ii) in the case of notice sent by registered mail, ten (10) business days after the date of mailing.


                                   ARTICLE XXI
                    INTERPRETATION AND EXECUTION OF AGREEMENT

A. This Agreement shall be construed and interpreted in accordance with the laws of the State of Pennsylvania.

B. This instrument contains the entire Agreement of the parties and no representations, inducements, promises, or agreements, oral or otherwise, not embodied herein, were made by TFRY and none shall be of any force or effect.

C. Nothing in this Agreement shall bar or restrict TFRY right to obtain injunctive relief under applicable law.

                                  ARTICLE XXII
                          SEVERABILITY AND CONSTRUCTION

         Each section, part, term and provision of this Agreement, and any portion thereof shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule, or regulation in a final unappealable ruling issued by any court, agency, or tribunal with valid jurisdiction in a proceeding to which TFRY is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

                                  ARTICLE XXIII
                         WRITTEN APPROVALS AND WAIVERS

A. TFRY shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, its right to demand Distributor's exact compliance with every term, condition, and covenant herein, or to declare any breach thereof a default and to terminate this license prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof, any failure by TFRY to demand strict compliance with this Agreement, any forbearance, delay, failure or omission by TFRY to exercise any right, power or option, whether of the same, similar or different nature, against Distributor or other Distributorships, or the acceptance by TFRY of any payments due from Distributor after any breach of this Agreement.

                                  ARTICLE XXIV
                      NON-PERFORMANCE DUE TO FORCE MAJEURE

If the performance of any of the obligations set out in this Agreement by any one of the parties is interrupted or prejudiced by:

         i        fire, explosion, collapse, strike, lockout, labor dispute, failure or lack of transport, fortuitous or accidental, as well as floods, failure or lack of manpower or raw material;
                  or
         ii       war, revolution, civil war, public calamity; or
         iii      any law, decree-law, regulation, Government order or other
                  Government act; or
         iv       any other cause beyond the control of the parties,


the party affected will be free of responsibility for not fulfilling its obligation to the extent of the impediment it has suffered, provided that the other party is promptly notified.

         AS WITNESS the hands and seals of the duly authorized representatives of the parties hereto as of the day and year first above written.



TASTY FRIES, INC.


    /s/ GARY J. ARZT
-------------------------------------------
By: Gary J. Arzt, Chairman of the Board



    /s/ EDWARD KELLY
-------------------------------------------
By: Edward Kelly, President





MOYSES FERMAN REPREESENTACOES INTERNACIONAIS LTDA.




    /s/ MOYSES FERMAN
-------------------------------------------
By: Moyses Ferman, Managing Quotaholder

SCHEDULE A


         TERRITORY:               Brazil

         PRICE:                   $250,000.00
         DOWN PAYMENT:            $100,000.00



BALANCE                           $150,000.00

To maintain Distributorship, Distributor must sell a minimum of two hundred fifty (250) machines per year. This minimum begins on the Effective Date.

Any and all payments made to TFRY, Inc. are payable in U.S. Dollars only. Payments will be issued by bank wire or certified cashiers' checks only.

An additional Five Hundred ($500.00) Dollars will be added to the cost of each machine sold into the Territory for the first three hundred (300) machines. This will reduce the cost of the Territory accordingly.